EXHIBIT 10.1

SETTLEMENT AGREEMENT

Effective December 30, 2003 ("Effective Date"), CVX Holdco, LLC, a Delaware limited liability company with its principal offices located at One Market Street, Steuart Tower, 13th Floor, San Francisco, CA, USA ("Technology Partner"), Commerce One Operations, Inc. (formerly Commerce One, Inc), a Delaware corporation with its principal offices located at One Market Street, Steuart Tower, 13th Floor, San Francisco, CA, USA, Commerce One, Inc., a Delaware corporation with its principal offices located at One Market Street, Steuart Tower, 13th Floor, San Francisco, CA, USA (together with Commerce One Operations, Inc. "Commerce One"), and Covisint, LLC, a Delaware limited liability company with its principal offices located at 20921 Lahser Road, Southfield, Michigan 48034 ("Covisint"), hereby enter into this Settlement Agreement. Technology Partner, Commerce One, and Covisint are referred to herein each as a "Party" and, collectively, as the "Parties."

WHEREAS, Technology Partner and Covisint entered into a Technology Agreement dated December 8, 2000 and such Technology Agreement has been amended three times, most recently on January 18, 2002 (the Technology Agreement and all amendments thereto shall be referred to collectively herein as the "Technology Agreement"); and

WHEREAS, pursuant to Section 12.19 of the Technology Agreement, the Technology Agreement may be modified only by a writing executed by authorized representatives of Technology Partner and Covisint; and

WHEREAS, a dispute has arisen regarding the Parties' respective performance under the terms of the Technology Agreement such that (1) Commerce One and Technology Partner filed a Demand for Arbitration before the American Arbitration Association on June 6, 2003, file number 54Y1500083103 (the "Arbitration"); and (2) Covisint filed a complaint in the Circuit Court for the County of Oakland, Michigan entitled Covisint, LLC v. CVX Holdco, LLC and Commerce One, Inc., case no. 03-050944-CK on July 2, 2003 (the "Lawsuit"); and

WHEREAS, under the terms and conditions set forth below, the Parties desire to settle fully and finally all claims and differences between them including, but in no way limited to, any claims and differences arising out of, connected with, or otherwise related to the Technology Agreement, the Arbitration, and/or the Lawsuit, and to provide Covisint with new rights under the License Agreement; and

WHEREAS, the parties have structured this Settlement Agreement so that all performance is to be done substantially contemporaneously with its execution and agree that this Settlement Agreement shall not be deemed to be an executory contract and that no further documents or agreements are required to be signed by the parties to effect the terms hereof;

NOW THEREFORE, for good and valuable consideration, the Parties agree as follows:

1. Covisint shall pay or cause to be paid to Commerce One four million, six hundred fifty thousand dollars US ($4,650,000.00 US) by wire transfer as follows: seven hundred fifty thousand dollars US ($750,000.00 US) on or before December 31, 2003 and three million, nine hundred thousand dollars US ($3,900,000.00 US) on or before January 2,

2004. This payment is in consideration of the settlement and dismissal of the Arbitration, the termination of the Technology Agreement, the release contained in Section 8 below and the execution by Commerce One of the License Agreement (as defined below). It is intended that so long as Commerce One retains such payment the Arbitration will be stayed and the Technology Agreement shall be suspended except as provided in Section 5 below.

2. Commerce One and Technology Partner shall stay the Arbitration as of the Effective Date. Within three (3) business days of the execution of this Settlement Agreement, each of Commerce One and Technology Partner shall execute (1) the proper documentation to effect a dismissal of the Arbitration with prejudice and (2) the proper documentation to terminate the prior source code escrow account #7322 in favor of Covisint LLC with DSI Technology Escrow Services pursuant to the terms of section 7 of Schedule C of the License Agreement, and the parties shall provide all such documentation to the law firm of Kerr & Wagstaffe LLP, counsel to Commerce One, who shall act as the third party escrow agent ("Escrow Agent") for such documents. Upon the expiration of the Interim Settlement Period (as defined below), provided that no Bankruptcy Event (as defined below) occurs with respect to Covisint during such period, Escrow Agent shall: (1) file and record such documentation as necessary to effect the dismissal of the Arbitration and (2) provide the letter of termination to DSI Technology Escrow Services. In the event that an involuntary petition is filed against Covisint under any federal or state bankruptcy or insolvency statutes during the Interim Settlement Period, and such petition is dismissed by final, unappealable order after the expiration of the Interim Settlement Period but within 45 days after filing thereof, then Escrow Agent shall file and record such documentation as necessary to effect the dismissal of the Arbitration (and provide the letter of termination to DSI Technology Escrow Services) upon receipt of notice from Commerce One of the dismissal of such petition.

3. Covisint shall stay the Lawsuit as of the Effective Date. Within five (5) business days of the execution of this Settlement Agreement, Covisint shall execute the proper documentation to effect a dismissal of the Lawsuit with prejudice and shall provide such documentation to Escrow Agent. Escrow Agent shall file and record such documentation as necessary to effect the dismissal upon the expiration of the Interim Settlement Period provided that no Bankruptcy Event occurs with respect to Commerce One during such period. In the event that an involuntary petition is filed against Commerce One under any federal or state bankruptcy or insolvency statutes during the Interim Settlement Period, and such petition is dismissed by final, unappealable order after the expiration of the Interim Settlement Period but within 45 days after filing thereof, then Escrow Agent shall file and record such documentation as necessary to effect the dismissal of the Lawsuit upon receipt of notice from Covisint of the dismissal of such petition.

4. The parties hereby agree as follows with respect to the duties of Escrow Agent:

a. The Escrow Agent undertakes to perform only such duties as may be expressly set forth herein. The Escrow Agent may reasonably rely upon the validity of any judgment, order, decree, certificate, notice, request, consent, statement or other instrument delivered to it in connection with its activities as escrow agent under this Agreement. The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have the full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The Parties acknowledge that the Escrow Agent is also legal counsel to Commerce One, and acknowledges and agrees that, in any event, Escrow Agent shall be entitled to represent Commerce One in any dispute between the parties (but in no circumstances in any dispute regarding management or disbursement of the documents held in escrow hereunder), as fully and completely as if the Escrow Agent was not and had never been the Escrow Agent hereunder.

b. The parties hereby agree that Escrow Agent's responsibilities in connection with this Agreement shall be purely ministerial and shall be limited to those expressly set forth in this Agreement. Escrow Agent shall have no other responsibility or obligation in connection with this Agreement and shall not be required to deliver the property held in Escrow or any part thereof or to take any action with respect to matters that might arise in connection herewith other than to hold and deliver the property as herein provided. Escrow Agent shall not be required to exercise any discretion hereunder and shall have no management responsibility. Escrow Agent shall not be liable for any error in judgment, any act or omission, any mistake of law or fact, or for anything it may do or refrain from doing in connection herewith, except for its own willful misconduct, willful neglect of an express affirmative obligation, gross negligence, or acts taken in bad faith. The parties shall defend, indemnify, exonerate, and hold harmless the Escrow Agent from and against any loss, liability, claim or expense incurred by Escrow Agent (including reasonable attorneys fees and costs, even if expended by Escrow Agent's own personnel) arising out of or relating solely to its services as Escrow Agent, except for claims arising out of the gross negligence or willful misconduct of Escrow Agent.

5. Between the Effective Date and the date the Technology Agreement is terminated pursuant to section 6 below, Covisint's and Technology Partner's obligations under the Technology Agreement shall be suspended except for obligations arising under sections 1.3.7, 1.3.8, 1.4, 2.6.2.1, 2.6.2.2, 2.6.2.3, 2.6.3.2, 2.6.4, 2.6.5, 2.7, 2.8, 2.9, 4.3, 6.1, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 6.11, and Articles 7, 8, 9, 10, 11 and 12. In the event that the Technology Agreement and all other related agreements are not terminated pursuant to section 6 (a) or (b) below, such obligations shall no longer be suspended pursuant to the immediately preceding sentence, Covisint shall be liable for all payments, if any, as ultimately determined by the above-mentioned arbitration and litigation, that it would have been required to make to Technology Partner during the time its obligations were suspended hereunder, and the Technology Agreement and all other related agreements

(including, without limitation, the Guaranty dated as of December 8, 2000, by DaimlerChrysler AG, Ford Motor Company, General Motors Corporation, Renault S.A., and Nissan Motor Co., Ltd. in favor of Technology Partner, and any contracts or documentation relating to the prior Source Code Escrow in favor of Covisint pursuant to such Technology Agreement) shall remain in full force and effect in accordance with their terms.

6. For purposes of this Settlement Agreement, a "Bankruptcy Event" shall be defined as follows: a petition is filed by or against either of the Parties under any federal or state bankruptcy or insolvency statutes, including without limitation the United States Bankruptcy Code, and such petition, if filed against such party, is not dismissed (by final, unappealable order) before the expiration of the Interim Settlement Period (as defined below), and/or the other party makes an assignment for the benefit of creditors pursuant to California Code of Civil Procedure section 493.010, Michigan Compiled Laws Section 600.5201 et. seq., or any other similar law ("Bankruptcy Event"). For purposes of this Settlement Agreement, "Interim Settlement Period" shall be defined as the ninety-two day period after Commerce One's full receipt of the $4.65 million payable under section 1.

a. Provided that no Bankruptcy Event with respect to Covisint occurs within the Interim Settlement Period, then immediately upon the expiration of the Interim Settlement Period, the existing Technology Agreement and other related contracts (including, without limitation. the Guaranty dated as of December 8, 2000, by DaimlerChrysler AG, Ford Motor Company, General Motors Corporation, Renault S.A., and Nissan Motor Co., Ltd. in favor of Technology Partner, and any contracts or documentation relating to the prior Source Code Escrow in favor of Covisint pursuant to such Technology Agreement) shall be terminated and all obligations under that Technology Agreement and such related contracts shall be extinguished.

b. In the event that an involuntary petition is filed against Covisint under any federal or state bankruptcy or insolvency statutes during the Interim Settlement Period, and such petition is dismissed by final, unappealable order after the expiration of the Interim Settlement Period but within 45 days after filing thereof, then immediately upon such dismissal the existing Technology Agreement and the other related contracts (including, without limitation, the Guaranty dated as of December 8, 2000, by DaimlerChrysler AG, Ford Motor Company, General Motors Corporation, Renault S.A., and Nissan Motor Co., Ltd. in favor of Technology Partner, and any contracts or documentation relating to the prior Source Code Escrow in favor of Covisint pursuant to such Technology Agreement) shall be terminated and all obligations under that Technology Agreement and such related contracts shall be extinguished.

c. Article 7 of the Technology Agreement is hereby amended to allow termination in accordance with this section 6. In the event of termination under this section, this section, and not section 7.1.2 of the Technology Agreement, shall govern the survival of obligations under the Technology Agreement.

d. For purposes of clarity, this Settlement Agreement shall not terminate (1) the ownership of Commerce One stock by Ford Motor Company or General Motors Corporation; (2) Commerce One's equity ownership in Covisint; or (3) any agreements effectuating the equity interests described in items (1) and (2) of this sentence. To the extent any provisions of the Technology Agreement are necessary to effectuate the equity interests described in items (1) and (2) of the preceding sentence, those provisions shall survive solely to the extent necessary to effectuate those equity interests.

7. The Covisint Master Software License Agreement ("License Agreement"), attached hereto as Exhibit A, shall be executed by the parties simultaneously with the execution of this Settlement Agreement and shall become effective upon Commerce One's full and timely receipt of the $4.65 million US payable under Section 1. During the period of the suspension of the Technology Agreement pursuant to section 5, the terms of the License Agreement shall control in any situation in which there is a conflict between the License Agreement and the Technology Agreement.

8. The following release will become effective by one party (the "Releasor") with respect to the other party (the "Releasee") upon the following events: (i) immediately upon the expiration of the Interim Settlement Period provided that no Bankruptcy Event has occurred during such period with respect to the Releasee or (ii) in the event that an involuntary petition is filed against the Releasee during the Interim Settlement Period under any federal or state bankruptcy or insolvency statutes, and such petition is dismissed by final, unappealable order after the expiration of the Interim Settlement Period but within 45 days after filing thereof, immediately upon such dismissal:

a. The Releasor forever releases the Releasee and its current and former predecessors, parent corporations, holding companies, subsidiaries, affiliates, divisions, members, stockholders, successors and assigns, and all of their officers, directors and employees from all accounts, actions, claims, demands, damages, costs, expenses, obligations, liabilities, controversies and executions, of any kind or nature whatsoever, whether known or unknown, whether suspected or not (a "Claim"), which have arisen, or may have arisen, or shall arise under or are related to in any way the Technology Agreement and its related agreements (including, without limitation, the Guaranty dated as of December 8, 2000, by DaimlerChrysler AG, Ford Motor Company, General Motors Corporation, Renault S.A., and Nissan Motor Co., Ltd. in favor of Technology Partner, and any contracts or documentation relating to the prior Source Code Escrow in favor of Covisint pursuant to such Technology Agreement),the Arbitration, and/or the Lawsuit, except for (1) any Claim arising under the License Agreement that will be executed pursuant to Paragraph 7 above, or (2) Claims arising out of the enforcement of this Settlement Agreement.

b. Each party expressly understands and agrees that, upon the effectiveness of this release pursuant to the terms of this section 8, this Settlement Agreement constitutes an accord and satisfaction of the claims released by such party and that the claims released are intended to and do include any and all claims of any nature and kind whatsoever, known, unknown, suspected or unsuspected, which one party has or may have against the other arising out of or related to the subject matter of and the allegations and claims raised in the Arbitration and/or Lawsuit.  Each party further acknowledges that they may hereafter discover facts different from or in addition to those which they now know or believe to be true with respect to the claims released by this agreement, and each agrees that in such event, this agreement shall nevertheless be and remain effective in all respects, notwithstanding such different or additional facts or the discovery of them. Each party further acknowledges that, in making this unconditional release, it is not relying upon any oral or written representations or warranties from anyone so that there can be no claim that this agreement was procured or induced by fraud or any other similar claim that would attack the validity of this agreement. Each Party has been fully advised by its respective attorneys of the contents of section 1542 of the Civil Code of the State of California, and that section and the benefits thereof, as well as any similar benefits under the law of any other state of similar effect, are hereby expressly, voluntarily and knowingly waived. Section 1542 reads as follows:

"Section 1542. (General Release - Claims Extinguished.) A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

9. This Settlement Agreement may be cancelled as follows:

9.1 In the event Covisint fails to make the payments provided by section 1 on or prior to the dates set forth in Section 1, the License Agreement shall not become effective, shall be deemed void ab initio and shall have no force or effect and Commerce One shall have the option of immediately canceling this Settlement Agreement by notifying Covisint of such cancellation in writing (which notice may be provided by facsimile and shall be effective upon transmission). In the event Commerce One elects to cancel this agreement pursuant to this provision, this Settlement Agreement shall be void and have no force or effect, the Technology Agreement and all related agreements (including, without limitation, the Guaranty dated as of December 8, 2000, by DaimlerChrysler AG, Ford Motor Company, General Motors Corporation, Renault S.A., and Nissan Motor Co., Ltd. in favor of Technology Partner, and any contracts or documentation relating to the prior Source Code Escrow in favor of Covisint pursuant to such Technology Agreement) shall not be terminated, the parties' obligations under the Technology Agreement shall no longer be suspended pursuant to section 5 hereof, and the Technology Agreement and all related agreements (including, without limitation, the Guaranty dated as of December 8, 2000, by DaimlerChrysler AG, Ford Motor Company, General Motors Corporation, Renault S.A., and Nissan Motor Co., Ltd. in favor of

Technology Partner, and any contracts or documentation relating to the prior Source Code Escrow in favor of Covisint pursuant to such Technology Agreement) shall remain in full force and effect in accordance with their terms, and the releases set forth in paragraph 8 shall be void and have no force or effect.

10. In the event of any conflict in terms between this Settlement Agreement and the Technology Agreement or any of its Amendments, the terms of this Settlement Agreement shall control.

11. This Settlement Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to any choice-of-law principles of any state. California law shall control any dispute arising out of this Settlement Agreement.

12. The Parties understand and agree that this Settlement Agreement, and the acts done and the payment made hereunder, are entered into and done solely to compromise disputed claims and to avoid the expense and inconvenience of continued litigation, and to enter into a mutually beneficial relationship going forward, and shall not constitute, nor be construed as, an admission of liability on the part of any Party. Further, this Settlement Agreement, and the acts done and the payment made hereunder shall not be offered into evidence in any proceedings by any Party, except in an action to enforce the terms hereof.

13. Each person who executes this Settlement Agreement on behalf of each Party represents and warrants to the other Parties that he or she has the authority to do so, and each Party agrees to indemnify and hold harmless the other Parties from any claim that such authority did not exist.

14. This Settlement Agreement shall not be construed in favor of or against any of the Parties hereto, regardless of which Party initially drafted it. This Settlement Agreement has been jointly reviewed and negotiated by each Party, and each Party is represented by counsel. The parties therefore agree that the terms and conditions hereof were determined through arms-length negotiations by the Parties.

15. This Settlement Agreement, along with the attached Covisint Master Software License Agreement upon its effective date in accordance with paragraph 7, constitutes the complete and final expression and integration of the entire and only understanding between the Parties relating to the subject matter of this agreement, and supersedes any prior written and oral contract or agreement between the Parties, as well as any and all other oral or written communications, representations, understandings, agreements, negotiations and discussions between the Parties and their attorneys. The Parties to this Settlement Agreement specifically disclaim any reliance upon any and all prior written or oral representations by any of the Parties or releases other than as set forth in paragraph 8. This Settlement Agreement may not be altered or amended except by a writing signed by all of the Parties to this agreement and expressly stating that such modification is intended.

16. If any portion or term of this Settlement Agreement is held unenforceable by a court of competent jurisdiction, the remainder of this agreement shall not be affected and shall remain fully in force and enforceable, and such portion or term shall be deemed amended to substitute a valid provision so as to implement the intent of the Parties.

17. The prevailing Party in any dispute arising out of or related to this Settlement Agreement shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees, in addition to any other relief to which that Party may be entitled.

18. The Parties represent and warrant that they have not assigned, conveyed, or transferred, or attempted or purported to assign, convey, or transfer, in any manner or degree whatsoever, to any person or entity, any rights, claims or remedies against any of the other Parties, or any rights, claims or remedies released in this Settlement Agreement.

19. The Parties agree to cooperate fully with each other and to execute all supplementary documents and to take all actions that may be necessary or appropriate to give full force and effect to the terms of this Settlement Agreement.

20. The Parties acknowledge and agree that this Settlement Agreement may be executed in counterparts, may be transmitted by facsimile, and shall be binding in all respects upon and inure to the benefit of each Party and their successors and assigns.

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IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement as of December 30, 2003.

Covisint LLC

By: __/s/ Paul Kothari_

CVX Holdco, LLC

By: __/s/ Mark B. Hoffman_

Commerce One Operations, Inc.

By: __/s/ Mark B. Hoffman_

Commerce One, Inc.

By: __/s/ Mark B. Hoffman_